                                                               EXHIBIT (17)(k)

PROSPECTUS
THE COMPASS CAPITAL BOND FUNDS

The Short/Intermediate Fund
The Fixed Income Fund
The International Fixed Income Fund

JULY 1, 1995

-------------------------------------------------------------------------------

THE COMPASS CAPITAL GROUP (the Group) is a family of 16 mutual funds that offers you a convenient means of investing in one or more professionally managed portfolios of securities. Three of the Group's diversified Funds are described in this prospectus: the Short/Intermediate, Fixed Income, and International Fixed Income Funds (collectively, the Funds). Each Fund has its own investment objective and policies. Shares of each Fund are available through SEI Financial Services Company and through broker-dealers that have established dealer agreements with SEI Financial Services Company.

Please read this prospectus carefully before investing, and keep it on file for future reference. It contains information that can help you decide if a Fund's investment goals match your own. A Statement of Additional Information (SAI) dated July 1, 1995 has been filed with the Securities and Exchange Commission and is available free upon request by calling 1-800-451-8371. The SAI is incorporated in its entirety into this prospectus by reference.

-------------------------------------------------------------------------------

LIKE ALL MUTUAL FUNDS, THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

  MUTUAL FUND SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, INCLUDING MIDLANTIC BANK, N.A. OR ANY OF ITS AFFILIATES OR CORRESPONDENTS. THE GROUP'S SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. INVESTMENT IN THE SHARES INVOLVES RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

HOW TO READ THIS PROSPECTUS This prospectus gives you information that you should know about the Funds before investing. Brief descriptions are also provided throughout the prospectus to better explain certain key points. To find these helpful guides, look for this symbol:-

TABLE OF CONTENTS

--------------------------------------------------------------------------------------------------

The Funds at a Glance .....................  2    The Adviser ...............................  12
Shareholder Transaction Expenses ..........  4    The Sub-Adviser ...........................  13
Annual Operating Expenses .................  4    The Administrator .........................  14
Financial Highlights ......................  5    The Distributor ...........................  14
Your Account and Doing Business with              Performance ...............................  14
  the Group ...............................  6    Taxes .....................................  15
Investment Objectives and Policies ........  9    Additional Information About Doing Business
General Investment Policies ..............  11     with the Group ...........................  16
Risk Factors and Special Considerations...  11    General Information .......................  18
                                                  Description of Permitted Investments ......  19

THE FUNDS AT A GLANCE

-------------------------------------------------------------------------------

The following summary provides basic information about the Funds. This summary is qualified in its entirety by reference to the more detailed information provided elsewhere in this prospectus and in the SAI.

INVESTMENT OBJECTIVES AND POLICIES The Short/Intermediate Fund and the Fixed Income Fund each seek current income and preservation of capital by investing primarily in fixed income securities. The International Fixed Income Fund seeks current income and preservation of capital, consistent with reasonable investment risk, by investing primarily in foreign fixed income securities, primarily bonds, of foreign governments or their political subdivisions, foreign companies, and supranational organizations, most of which are denominated in foreign currencies. See "Investment Objectives and Policies" on page 9, "General Investment Policies" on page 11, and "Description of Permitted Investments" on page 19.

UNDERSTANDING RISK Shares of the Funds, like shares of any mutual fund, will fluctuate in value, and when you sell your shares, they may be worth more or less than what you paid for them. International investing carries with it certain additional risks. There is no assurance that a Fund will achieve its investment objective. See "Investment Objectives and Policies" on page 9, "Risk Factors and Special Considerations" on page 11, and "Description of Permitted Investments" on page 19.

MANAGEMENT PROFILE Midlantic Bank, N.A. (Midlantic) serves as the investment adviser of all of the Funds, and has engaged Morgan Grenfell Investment Services Limited to serve as sub-adviser to the International Fixed Income Fund. SEI Financial Management Corporation serves as the Group's administrator (the Administrator). See "The Adviser" on page 12, "The Sub-Adviser" on page 13, and "The Administrator" on page 14.

- Believing that no single investment manager can deliver outstanding performance in every investment category, Midlantic will on occasion select sub-advisers who have distinguished themselves within their areas of specialization to advise certain of the Funds.

YOUR ACCOUNT AND DOING BUSINESS WITH THE GROUP You may open an account with just $2,500 ($500 if your account is opened in connection with an Individual Retirement Account) and make additional investments with as little as $100. Shares are offered at net asset value per share plus a sales charge. Redemptions of a Fund's shares are made at net asset value per share. See "Your Account and Doing Business with the Group" on page 6.

DIVIDENDS The net investment income (exclusive of capital gains) of each Fund is declared and distributed monthly as dividends, except for the International Fixed Income Fund, for which net investment income is distributed twice annually. Any realized net capital gain is distributed at least annually. Distributions are paid in additional shares unless you elect to take the payment in cash. See "Dividends" on page 19.

INFORMATION For more information about the Funds, call 1-800-451-8371.

                       SHAREHOLDER TRANSACTION EXPENSES

                                                    SHORT/     FIXED  INTERNATIONAL
                                                INTERMEDIATE   INCOME  FIXED INCOME
                                                    FUND         FUND      FUND
                                                ------------   ------- ------------
SHAREHOLDER TRANSACTION EXPENSES(1)
  (as a percentage of offering price)
Maximum Sales Charge Imposed on Purchases(2)......  4.00%        4.00%     4.00%
ANNUAL OPERATING EXPENSES
  (as a percentage of net assets)
  Advisory Fees....................................  .60%         .60%      .80%
  Other Expenses...................................  .25%         .25%      .44%
  Total Fund Operating Expenses....................  .85%         .85%     1.24%

Example: You would pay the following expenses on a $1,000 investment in each of the Funds, assuming (1) imposition of the maximum sales load, (2) 5% annual return, and (3) redemption at the end of each time period:

                                                  SHORT/     FIXED  INTERNATIONAL
                                               INTERMEDIATE  INCOME  FIXED INCOME
                                                   FUND       FUND       FUND
                                               ------------  ------- ------------
1 Year............................................  $ 48        $ 48       $ 52
3 Years...........................................  $ 66        $ 66       $ 78
5 Years...........................................  $ 85        $ 85       $105
10 Years..........................................  $141        $141       $184

THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. The purpose of the expense table and example is to help you understand the various costs and expenses that an investor in each Fund will bear directly or indirectly. Additional information may be found under "The Adviser" on page 12, "The Administrator" on page 14, and "The Distributor" on page 14.

The rules of the Securities and Exchange Commission require that the maximum sales charge be reflected in the above table. However, certain investors may qualify for reduced sales charges. See "Your Account and Doing Business with the Group" on page 6.

-------------
(1) Midlantic may charge account fees for automatic investment and other zinvestment or trust services provided to customer accounts that invest in the Funds. There is a $7 charge for wiring redemption proceeds. See "Your Account and Doing Business with the Group" on page 6.
(2) There is no sales charge imposed upon certain purchases of shares of the Funds.

                             FINANCIAL HIGHLIGHTS

The table below sets forth certain financial information with respect to the per share data and ratios for the Funds. This information has been derived from financial statements audited by Coopers & Lybrand L.L.P., independent public accountants for the Group. Additional performance information is set forth in the 1995 Annual Report to Shareholders and is available free upon request by calling 1-800-451-8371.

For the period ended February 28, 1995

For a Share Outstanding Throughout each Period.


                                                             REALIZED           DISTRIBUTIONS
                                                                AND     ------------------------------    NET                NET
                                     NET ASSET              UNREALIZED                       IN EXCESS   ASSETS             ASSETS
                                       VALUE        NET      GAINS OR        NET               OF NET   NET ASSET           END OF
                                     BEGINNING  INVESTMENT  (LOSSES) ON  INVESTMENT  CAPITAL  REALIZED  VALUE END  TOTAL    PERIOD
                                     OF PERIOD    INCOME    INVESTMENTS    INCOME     GAINS     GAINS   OF PERIOD  RETURN    (000)
                                     ---------- ----------- -----------  ----------  -------- --------  ---------  -------  -------
-----------------------
SHORT/INTERMEDIATE FUND
-----------------------
 1995                                 $10.47      $0.55      $(0.33)      $(0.55)     $(0.02)     --     $10.12    2.27%    $201,774
 1994                                  10.67       0.59       (0.14)       (0.59)      (0.06)     --      10.47     3.71     268,235
 1993                                  10.47       0.67        0.32        (0.67)      (0.12)     --      10.67     9.77     186,031
 1992                                  10.17       0.70        0.34        (0.70)      (0.04)     --      10.47    10.58     128,225
 1991                                   9.96       0.75        0.20        (0.74)        --       --      10.17     9.89      77,996
 1990(1)                               10.00       0.56       (0.05)       (0.55)        --       --       9.96     6.96*     25,695
------------------
FIXED INCOME FUND
------------------
 1995                                 $10.66      $0.61      $(0.56)      $(0.61)     $(0.04)      --    $10.06      0.65%  $244,138
 1994                                  10.88       0.62       (0.01)       (0.62)      (0.21)      --     10.66      5.38    272,409
 1993                                  10.52       0.71        0.66        (0.72)      (0.29)      --     10.88     13.69    208,115
 1992                                  10.11       0.76        0.47        (0.76)      (0.06)      --     10.52     12.62    150,594
 1991                                   9.84       0.79        0.26        (0.78)        --        --     10.11     11.18    110,935
 1990(1)                               10.00       0.53       (0.19)       (0.50)        --        --      9.84      4.54*    71,228
-------------------------------
INTERNATIONAL FIXED INCOME FUND
-------------------------------
 1995                                 $10.75      $0.62      $(0.48)      $(0.13)     $(0.24)   $  --    $10.52     1.50%   $45,657
 1994                                   10.76      0.65        0.46        (0.90)      (0.22)      --     10.75    10.24     46,888
 1993                                   10.21      0.52        0.47        (0.30)      (0.14)      --     10.76     9.55     38,257
 1992(2)                                10.00      0.31        0.26          --        (0.06)    (0.30)   10.21     8.92*    27,744
                                                                   RATIO OF    RATIO OF
                                                                 EXPENSES TO  NET INCOME
                                      RATIO OF       RATIO OF    AVERAGE NET  TO AVERAGE
                                    EXPENSES TO     NET INCOME     ASSETS     NET ASSETS   PORTFOLIO
                                    AVERAGE NET     TO AVERAGE   (EXCLUDING   (EXCLUDING    TURNOVER
                                       ASSETS       NET ASSETS     WAIVERS)     WAIVERS)      RATE
                                   --------------   -----------  -----------  -----------   ---------
-----------------------
SHORT/INTERMEDIATE FUND
-----------------------
 1995                                     0.85%          5.33%       0.85%         5.33%       53.66%
 1994                                     0.84           5.02        0.84          5.02        58.80
 1993                                     0.88           6.28        0.88          6.28        25.95
 1992                                     0.85           6.90        0.85          6.90        57.81
 1991                                     0.84           7.44        0.88          7.40        42.86
 1990(1)                                  0.88*          7.41*       0.98*         7.31*        2.46
------------------
FIXED INCOME FUND
------------------
 1995                                     0.85%          6.02%       0.85%         6.02%       34.69%
 1994                                     0.83           5.53        0.83          5.53        49.41
 1993                                     0.87           6.62        0.87          6.62        36.88
 1992                                     0.89           7.66        0.89          7.66       120.70
 1991                                     0.82           7.97        0.86          7.93        63.33
 19901(1)                                 0.82*          7.10*       0.98*         6.94*       12.97
-------------------------------
INTERNATIONAL FIXED INCOME FUND
-------------------------------
 1995                                     1.24%          5.96%       1.24%         5.96%      130.64%
 1994                                     1.38           6.00        1.38          6.00       128.14
 1993                                     1.30           6.31        1.30          6.31       115.25
 1992(2)                                  1.33*          6.79*       1.37*         6.75*      110.13

------------------
  *  Annualized.
(1)  Commenced operations on May 31, 1989.
(2)  Commenced operations on July 1, 1991.

YOUR ACCOUNT AND DOING BUSINESS WITH THE GROUP

-------------------------------------------------------------------------------

Shares of the Funds are sold on a continuous basis and may be purchased directly from the Group's Distributor, SEI Financial Services Company (the Distributor). Shares may also be purchased through broker-dealers that have established a dealer agreement with SEI Financial Services Company. For more information, see "Additional Information About Doing Business with the Group" on page 16.

HOW TO BUY SHARES

OPENING AN ACCOUNT Application forms can be obtained by calling the Group's Transfer Agent, State Street Bank & Trust Company (the Transfer Agent), at 1-800-451-8371.

BY CHECK You may buy shares of any of the Funds by completing and signing an account application and mailing it, along with a check (or other negotiable bank instrument or money order) payable to "The Compass Capital (Fund Name)" to the Transfer Agent, State Street Bank & Trust Company, at P.O. Box 8519, Boston, MA 02266-8519. You may purchase additional shares at any time by mailing payment to the Transfer Agent. If your check does not clear, your purchase will be canceled and you could be liable for any losses or fees incurred.

BY TELEPHONE If your account application has been previously received, you may buy shares by telephone by calling the Transfer Agent at 1-800-451-8371.

BY FED WIRE If you have an account with a commercial bank that is a member of the Federal Reserve System and your account application has been previously received, you may purchase shares by requesting your bank to transmit funds by wire to: State Street Bank & Trust Co., ABA# 011000028, Attention: Compass Funds for Account Number 99050569. Your name and the Compass Funds account number must be specified in the wire. To buy shares by wire, call the Transfer Agent at 1-800-451-8371.

BY ACH You may buy shares of the Funds via Automated Clearing House (ACH). If you plan to purchase shares via ACH, you should attach a voided check to your account application.

AUTOMATIC INVESTMENT PLAN One easy way to pursue your financial goals is to invest money regularly. You may arrange for periodic additional investment in the Funds through automatic deductions from your checking or savings accounts. You may purchase shares on a fixed monthly schedule (on the first or sixteenth of each month) with amounts as low as $100, or as high as $100,000. The minimum initial purchase amounts and minimum maintained balance requirements may be waived for purchases under the Automatic Investment Plan.

HOW TO BUY, SELL, AND EXCHANGE SHARES THROUGH INTERMEDIARIES

- WHAT IS AN INTERMEDIARY? Any broker-dealer or other financial institution which has entered into an arrangement with the Distributor to sell shares of the Funds to its customers.

To allow for processing and transmittal of orders to the Transfer Agent on the same day, Intermediaries may impose earlier cut-off times for receipt of purchase orders. Certain Intermediaries may charge customer account fees. Information concerning shareholder services and any charges will be provided to the customer by the Intermediary. Certain of these Intermediaries may be required to register as broker/dealers under state law.

OTHER INFORMATION ABOUT BUYING SHARES

SALES CHARGES The public offering price of a share of each Fund equals its net asset value plus a sales charge. Your sales charge will depend on the size of your purchase. The following table shows the regular sales charges on shares of the Funds to a "single purchaser." SEI Financial Services Company receives this sales charge as Distributor and re-allows a portion of it as dealer discounts and brokerage commissions.

                                                                                                SALES CHARGE
                                                         SALES CHARGE        SALES CHARGE        REALLOWANCE
                                                        AS A PERCENTAGE   AS A PERCENTAGE OF   AS A PERCENTAGE
AMOUNT OF PURCHASE                                     OF OFFERING PRICE  NET AMOUNT INVESTED  OF OFFERING PRICE
-------------------                                    -----------------  -------------------  -----------------
Less than $25,000...................................          4.00%               4.17%               3.60%
$25,000 but less than $100,000......................          3.75%               3.90%               3.38%
$100,000 but less than $250,000.....................          3.25%               3.36%               2.93%
$250,000 but less than $500,000.....................          2.00%               2.04%               1.80%
$500,000 but less than $1,000,000...................          1.00%               1.01%                .90%
$1,000,000 and above................................           NONE                NONE                NONE

RIGHT OF ACCUMULATION You may qualify for a reduced sales charge by combining a current purchase of shares of any of the Funds with shares of other Funds of the Group that are subject to a sales charge. The applicable sales charge is based on the combined total of your current purchase and the value of the account on the previous day.

LETTER OF INTENT A Letter of Intent allows you to purchase shares of a Fund over a 13 month period at reduced sales charges based on the total amount intended to be purchased plus the total net asset value of shares already owned of the Group that are subject to a sales charge. Each investment made during the period receives the reduced sales charge applicable to the total amount of the intended investment. If such amount is not invested within the period, the investor must pay the difference between the sales charge applicable to the purchases made and the charges previously paid.

SALES CHARGE WAIVER If you or a member of your immediate family have an existing trust department relationship with Midlantic, the applicable sales charge will be waived. A trust department relationship includes relationships in which Midlantic acts in a fiduciary, advisory, custodial, or similar capacity on behalf of persons maintaining qualified accounts at Midlantic. The Compass Capital Group Individual Retirement Plan and Custody Account is not a trust department relationship; however, the applicable sales charge will be waived for the Compass Capital Group Individual Retirement Plan and Custody Account when a trustee to trustee transfer is made from an employer plan having Midlantic as the fiduciary. Sales charges are also waived for qualifying institutional investors. Additional information concerning qualified investors is set forth in the SAI.

In addition, the applicable sales charge will be waived if: (i) you or a member of your immediate family is a present or retired employee of Midlantic; (ii) you or a member of your immediate family is a present employee of SEI Financial Services Company; (iii) you are a trustee or officer of the Group, or (iv) you are a client of Essex National Securities, Inc. who has enrolled in asset allocation programs sponsored or operated by Essex, including such programs that are part of an individual retirement plan.

If you have previously redeemed shares of any Fund and you re-enter that Fund, the sales charge will be waived so long as re-entry occurs within 12 months following redemption and so long as you notify the Transfer Agent at the time of the investment that the investment is a re-entry.

If you rely upon any of the categories of waivers of sales charges, you must qualify such waiver with the Distributor prior to purchase.

EXCHANGING SHARES

- HOW DOES AN EXCHANGE TAKE PLACE? When making an exchange, you authorize the sale of your shares of one Fund in order to purchase the shares of another Fund. In other words, you are executing a sell order and then a buy order. An exchange is a taxable event which could result in a taxable gain or loss.

WHEN CAN YOU EXCHANGE SHARES? Once your account has been established, you may exchange some or all of your shares for shares of any other Fund within the Group at net asset value. The exchange privilege may only be exercised in states where the exchange may legally be made. The Group reserves the right to change the terms and conditions of the exchange privilege or to terminate the exchange privilege, upon 60 days notice.

WHEN DO SALES CHARGES APPLY TO AN EXCHANGE? You will not have to pay a sales charge to exchange your shares. However, you must meet the minimum account size requirements established by each Fund.

REQUESTING AN EXCHANGE OF SHARES Prior to exchanging shares, you must have received a current prospectus of the Fund into which you wish to move your investment. To request a prospectus for any of the Group's Funds, call 1-800-451-8371.

To request an exchange, you may contact the Transfer Agent by telephone at 1-800-451-8371 or provide written instructions to the Transfer Agent at P.O. Box 8519, Boston, MA 02266-8519. If an exchange request in good order is received by the Transfer Agent by 4:00 p.m. Eastern Time on any Business Day, the exchange will occur on that day. If your shares are held "of record" by Midlantic or another Intermediary, you should contact Midlantic or the Intermediary, who will effect the exchange on your behalf.

- BUY, EXCHANGE, AND REDEMPTION REQUESTS ARE IN "GOOD ORDER" WHEN:
  -- The account number and portfolio name are shown
  -- The amount of the transaction is specified in dollars or shares -- Signatures of all owners appear exactly as they are registered on the account
  -- Any required signature guarantees (if applicable) are included
  -- Other supporting legal documents (as necessary) are present

HOW TO REDEEM SHARES

You can arrange to take money out of your Fund account at any time by redeeming some or all of your shares. Shares may be redeemed by mail, by telephone, or by the Automatic Cash Withdrawal Plan. If your shares are held "of record" by Midlantic or another Intermediary, you should contact Midlantic or the Intermediary for information on how to redeem shares. Under most circumstances, payments will be transmitted on the next Business Day following receipt of a valid request for redemption.

- WHAT IS A SIGNATURE GUARANTEE? A signature guarantee verifies the authenticity of your signature and may be obtained from any of the following: banks, brokers, dealers, certain credit unions, securities exchanges or associations, clearing agencies, or savings associations. A NOTARY PUBLIC CANNOT PROVIDE A SIGNATURE GUARANTEE.

BY MAIL To redeem your shares by mail, a written request for redemption in good order must be received by the Transfer Agent, P.O. Box 8519, Boston, MA 02266-8519. All shareholders of record must sign the redemption request. The Transfer Agent may require that the signature on the written request be guaranteed. The signature guarantee requirement will be waived if all of the following conditions apply: (1) the redemption is of $5,000 worth of shares or less, (2) the redemption check is payable to the shareholder(s) of record, and
(3) the redemption check is mailed to the shareholder(s) at the address of record. You may also have the proceeds deposited directly in a checking or savings account previously designated on the account application. There is no charge for having redemption proceeds deposited directly to a designated bank account.

BY TELEPHONE You may redeem your shares by telephone if you elected that option on your account application. Telephone redemption requests may be made by calling the Transfer Agent at 1-800-451-8371. You may have the proceeds mailed to your address, or deposited directly in a checking or savings account previously designated on your account application. There is a $7 charge for wiring redemption proceeds. You may not close your account by telephone.

AUTOMATIC CASH WITHDRAWAL PLAN You may establish an automatic cash withdrawal plan for an account with at least a $10,000 minimum balance. Redemptions can be automatically processed from accounts at regular intervals and the proceeds sent to you, to a person named by you, or to your checking account. The minimum redemption amount under the Automatic Cash Withdrawal Plan is $50. Automatic Cash Withdrawal Plan application forms can be obtained by calling the Transfer Agent at 1-800-451-8371.

INVESTMENT OBJECTIVES AND POLICIES

-------------------------------------------------------------------------------

- WHAT ARE INVESTMENT OBJECTIVES AND POLICIES? A Fund's investment objective is a statement of what it seeks to achieve. It is important to make sure that the investment objective matches your own financial needs and circumstances. The investment policies section spells out the types of securities in which each Fund invests.

Each Fund has its own investment objective and policies. The investment objective with respect to each Fund may not be changed without a vote of the holders of a majority of the outstanding shares of that Fund. There is no assurance that a Fund will achieve its investment objective.

THE SHORT/INTERMEDIATE FUND AND THE FIXED INCOME FUND each seek current income as well as preservation of capital by investing primarily in a portfolio of fixed income securities. Under normal market conditions, each Fund invests at least 65% of the value of its total assets in bonds, which consist of obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities and high-grade corporate obligations (which include Yankee, Eurodollar, and supranational organization securities), such as bonds, debentures, notes, equipment lease and trust certificates, and collateralized mortgage obligations. The

Short/Intermediate Fund and the Fixed Income Fund may also invest in municipal securities the interest on which is not exempt from federal income tax.

The Short/Intermediate Fund's dollar weighted average portfolio maturity will range between two and five years. The Fixed Income Fund's dollar weighted average portfolio maturity will range between five and eighteen years.

The Short/Intermediate Fund and the Fixed Income Fund each may invest up to 35% of its total assets in high-quality, short-term obligations (with maturities of 12 months or less), such as commercial paper issued by domestic and foreign corporations, bankers' acceptances issued by domestic and foreign banks, certificates of deposit and demand and time deposits of domestic and foreign banks and savings and loan associations, and repurchase agreements (collectively, short-term obligations), asset-backed securities, and fixed income securities convertible into, or exchangeable for, common stocks. Some of the securities in which the Short/Intermediate and Fixed Income Funds invest may have warrants or options attached.

THE INTERNATIONAL FIXED INCOME FUND seeks current income and preservation of capital consistent with reasonable investment risk by investing principally in foreign fixed income securities, most of which are denominated in foreign currencies. Under normal market conditions, at least 65% of the Fund's total assets will be invested in bonds of foreign governments or their political subdivisions, foreign companies and supranational organizations, and will be invested in at least three different countries (excluding the United States). The Fund may invest in developing as well as developed countries.

Under normal market conditions, the International Fixed Income Fund's dollar weighted average portfolio maturity will range between two and eighteen years.

The International Fixed Income Fund may also invest up to 35% of the value of its total assets in short-term obligations, and obligations of any maturity issued or guaranteed by the U.S. Government or its agencies and instrumentalities.

The International Fixed Income Fund may engage in foreign currency exchange transactions to protect against uncertainty in the level of future exchange rates. The Fund expects to engage in foreign currency exchange transactions in connection with the purchase and sale of portfolio securities (transaction hedging) and to protect the value of specific portfolio positions (position hedging). The Fund may purchase or sell a foreign currency on a spot (or cash) basis at the prevailing spot rate in connection with the settlement of transactions in portfolio securities denominated in that foreign currency, and may also enter into contracts to purchase or sell foreign currencies at a future date ("forward contracts") and purchase and sell foreign currency futures contracts (futures contracts). The Fund may also purchase exchange-listed and over-the-counter call and put options on futures contracts and on foreign currencies, and may write covered call options on up to 100% of the currencies in its portfolio.

The portfolio turnover rate for the International Fixed Income Fund for the fiscal year ended February 28, 1995 was 131%. A high portfolio turnover rate will involve greater expenses to a Fund (including brokerage commissions and transaction costs) and may also result in the realization of taxable capital gains, including short-term capital gains taxable at ordinary income rates.

GENERAL INVESTMENT POLICIES

-------------------------------------------------------------------------------

The Funds invest only in debt securities which have at the time of purchase one of the three highest ratings assigned by Moody's Investors Service, Inc. (Moody's) (Aaa, Aa, and A) or Standard & Poor's Corporation (S&P) (AAA, AA, and
A) or, if unrated, which Midlantic deems to be of comparable quality to the rated securities. For a description of the ratings categories used by Moody's and S&P, see the Appendix to the SAI.

Each of the Funds may purchase securities on a when-issued or delayed-delivery basis. Each of the Funds may (i) enter into contracts for the future delivery of securities and futures contracts based on a specific security, class of securities or an index, (ii) purchase or sell options on any such futures contracts or a specific security, class of securities or an index and engage in related closing transactions, and (iii) write covered call options thereon.

There may be times when, in the opinion of Midlantic or the sub-adviser, unusual market conditions warrant that, for defensive reasons, a significant portion of a Fund's assets be temporarily invested in short-term obligations and, with respect to the International Fixed Income Fund, securities of the United States or a single foreign country. To the extent that a Fund's assets are so invested, they will not be invested so as to meet such Fund's investment objective.

Each Fund may enter into repurchase agreements. In order to generate additional income, each of the Funds may lend its portfolio securities to broker-dealers, banks, or institutional borrowers of securities. Each Fund may invest in securities of other investment companies, including other investment companies advised by Midlantic or the sub-adviser.

In making investment decisions with respect to each Fund, Midlantic or the sub-adviser considers factors other than current yield, including the preservation of capital, the potential for realizing capital appreciation, maturity, and yield to maturity.

For additional information regarding a Fund's permitted investments, see "Description of Permitted Investments" on page 19.

RISK FACTORS AND SPECIAL CONSIDERATIONS

-------------------------------------------------------------------------------

INTERNATIONAL INVESTMENTS

Generally, investments in securities of foreign companies involve greater risks than are present in U.S. investments. In making investment decisions for the Funds, risks such as possible political and financial instability abroad, as well as the illiquidity and volatility of foreign investments, are considered. Canadian securities are not considered to have the same risks as other nations' securities because Canadian and U.S. companies are generally subject to similar auditing and accounting procedures and similar governmental supervision and regulation. Also, Canadian securities are normally more liquid than other non-U.S. securities.

Compared to U.S. and Canadian companies, there is generally less publicly available information about foreign companies and there may be less governmental regulation and supervision of foreign stock exchanges, brokers, and listed companies. Foreign companies generally are not subject to uniform accounting, auditing, and financial reporting standards, practices, and requirements comparable to those applicable to U.S. companies. Securities of some foreign companies are less liquid, and their prices more volatile, than securities of comparable U.S.

companies. Settlement of transactions in some foreign markets may be delayed or may be less frequent than in the U.S., which could affect the liquidity of a Fund's investment. In addition, with respect to some foreign countries, there is the possibility of nationalization, expropriation, or confiscatory taxation; limitations on the removal of securities, property, or other assets of a Fund; political or social instability; increased difficulty in obtaining legal judgments; or diplomatic developments which could affect U.S. investments in those countries.

Investing in developing countries involves exposure to economies that are generally less diverse and mature, and to political systems which can be expected to have less stability, than those of developed countries. Although there is no established definition, a developing country is generally considered to be a country which is in the initial stages of its industrialization cycle with a per capita gross national product of less than $5,000. Historical experience indicates that the markets of developing countries have been more volatile than the markets of developed countries; however, securities traded in such markets generally have provided high rates of return to investors over time.

FIXED INCOME INVESTMENTS

The market value of fixed income investments will change in response to interest rate changes and other factors. During periods of falling interest rates, the values of outstanding fixed income securities generally rise. Conversely, during periods of rising interest rates, the values of such securities generally decline. Moreover, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. Changes by recognized agencies in the rating of any fixed income security and in the ability of an issuer to make payments of interest and principal will also affect the value of these investments. Changes in the value of portfolio securities will not affect cash income derived from these securities but will affect a Fund's net asset value.

THE ADVISER

-------------------------------------------------------------------------------

- INVESTMENT ADVISER. A Fund's adviser manages the investment activities and is responsible for the performance of the Fund. The adviser conducts investment research, executes investment strategies based on an assessment of economic and market conditions, and determines which securities to buy, hold, or sell. A sub-adviser may perform many of these investment activities under Midlantic's supervision.

Midlantic is the investment adviser of each Fund and has served as the investment adviser to the Group since inception. Midlantic is the lead bank of Midlantic Corporation, one of the 50 largest bank holding companies in the United States, with $13 billion in assets as of December 31, 1994 and 324 banking offices located throughout New Jersey and Southeastern Pennsylvania. Midlantic is the oldest bank in New Jersey, having received its charter in 1804.

Fiduciary assets have been managed by Midlantic since 1927 and, as of December 31, 1994, Midlantic, together with its affiliate banks, was responsible for the investment of $5 billion in personal trust, pension fund, investment advisory, and cash management accounts. These accounts include tax-free as well as taxable securities. Midlantic is experienced in the investment of equity, fixed income, and money market instruments, and has been the investment manager for pooled funds and investment portfolios similar to those of the Group for many years.

William H. Cevallos, Vice President of Midlantic has been the portfolio manager of the Fixed Income and Short/Intermediate Funds since June 1992. For the past five years he has been employed by Midlantic in portfolio management, specializing in taxable fixed income securities.

For the services provided and expenses incurred pursuant to its investment advisory agreement with the Group, Midlantic receives a fee from each Fund, computed daily and paid monthly. For the Short/Intermediate Fund and the Fixed Income Fund, Midlantic receives a fee at the annual rate of .60% of each Fund's average daily net assets. For the International Fixed Income Fund, Midlantic receives a fee at the annual rate of .80% of the Fund's average daily net assets. The advisory fee paid by the International Fixed Income Fund is higher than the advisory fee paid by most mutual funds, although the Trustees believe such fee to be comparable to advisory fees paid by many funds having similar objectives and policies. Midlantic may from time to time waive all or a portion of its fee in order to limit the operating expenses of a Fund. Any such waiver is voluntary and may be terminated at any time in its sole discretion. During the Group's fiscal year ended February 28, 1995, Midlantic received investment advisory fees aggregating .60%, .60%, and .80%, respectively, of the Short/Intermediate, Fixed Income and International Fixed Income Funds" average daily net assets.

Midlantic believes that it possesses the legal authority to perform the investment advisory services for the Funds contemplated by its investment advisory agreement and by this prospectus without violating applicable banking laws or regulations. See "Management of the Group -- Glass-Steagall Act" in the SAI.

THE SUB-ADVISER: INTERNATIONAL FIXED INCOME FUND

-------------------------------------------------------------------------------

Subject to the general supervision of the Group's Trustees and the direct supervision of Midlantic, and in accordance with the Fund's investment objectives and restrictions, Morgan Grenfell Investment Services Limited (MGIS), 20 Finsbury Circus, London, England EC2M 1NB, serves as sub-investment adviser to the International Fixed Income Fund. MGIS, a registered investment adviser, is a subsidiary of Morgan Grenfell Asset Management (MGAM), which as of December 31, 1994 manages over $48 billion in pension and other fiduciary assets; MGAM is a subsidiary of Morgan Grenfell Group, which is in turn a wholly-owned subsidiary of Deutsche Bank A.G., a German financial services conglomerate. MGIS serves as an investment adviser or sub-adviser to United States clients with over $10 billion in total assets, the majority of which are United States" institutional investors. MGIS provides an investment management program, makes decisions with respect to and each places orders for all purchases and sales of portfolio securities of the International Fixed Income Fund and maintains the Fund's records relating to such purchases and sales.

For the services provided and expenses incurred pursuant to its investment sub-advisory agreement with Midlantic, MGIS receives a fee from Midlantic at the annual rate of .40% on the first $75 million of the International Fixed Income Fund's average daily net assets and .35% on assets in excess of $75 million. MGIS receives no fees directly from the International Fixed Income Fund, and may periodically reduce its sub-advisory fee.

For the year ended February 28, 1995, MGIS received from Midlantic investment advisory fees aggregating .40% of the International Fixed Income Fund's average daily net assets.

Martin A. Hall, Director, MGIS, has been the portfolio manager of the International Fixed Income Fund since July 1, 1991, its inception. For the past five years he has been employed by MGIS as a fixed income specialist with particular responsibilities for the European bond markets.

THE ADMINISTRATOR

-------------------------------------------------------------------------------

SEI Financial Management Corporation is the administrator for each Fund of the Group. The Administrator generally assists in all aspects of each Fund's administration and operation.

For expenses incurred and services provided as the Administrator pursuant to its administration agreement with the Group, SEI Financial Management Corporation receives a fee from each Fund, computed daily and paid periodically, at an annual rate of .18% of such Fund's average daily net assets. The Administrator may from time to time waive all or a portion of its fee in order to limit the operating expenses of a Fund. Any such waiver is voluntary and may be terminated at any time in the Administrator's sole discretion.

THE DISTRIBUTOR

-------------------------------------------------------------------------------

Shares of the Group's Funds are sold on a continuous basis by SEI Financial Services Company.

The Distributor may, from time to time in its sole discretion, institute one or more promotional incentive programs, which will be paid by the Distributor from the sales charge it receives or from any other source available to it. Under any such program, the Distributor will provide promotional incentives in the form of cash or other compensation, including merchandise, airline vouchers, trips, and vacation packages, to dealers selling shares of the Funds.

PERFORMANCE

-------------------------------------------------------------------------------

Each Fund may advertise its yield and total return. Yield is calculated by dividing the Fund's annualized net investment income per share during a recent 30-day period by the Fund's net asset value per share on the last day of the period. Total return of a Fund is the average compounded rate of return on a hypothetical investment for designated time periods, assuming that the entire investment is redeemed at the end of each period and assuming the reinvestment of all dividend and capital gain distributions. These figures will be based on historical earnings and are not intended to indicate future performance. No representation can be made concerning actual future yields or returns. Fees imposed upon customer accounts by Midlantic or Essex National Securities, Inc. for investment management services are not reflected in the Funds" yield and total return calculations.

A Fund may periodically compare its performance to the performance of: other mutual funds tracked by mutual fund rating services (such as Lipper Analytical) or by financial and business publications and periodicals; broad groups of comparable mutual funds; unmanaged indices which may assume investment of dividends but generally do not reflect deductions for administrative and management costs; or other investment alternatives. A Fund may quote Morningstar, Inc., a service that ranks mutual funds on the basis of risk-adjusted performance. A Fund may use long-term performance of the capital markets to demonstrate general long-term risk versus reward scenarios and may include the value of a hypothetical investment in any of the capital markets. A Fund may also quote financial and business publications and periodicals as they relate to fund management, investment philosophy, and investment techniques.

A Fund may quote various measures of volatility and benchmark correlation in advertising and may compare these measures to those of other funds. Measures of volatility attempt to compare historical share price fluctuations, yields, or total returns to a benchmark while measures of benchmark correlation indicate how valid a comparative benchmark might be. Measures of volatility and correlation are calculated using averages of historical data and cannot be calculated precisely.

TAXES

-------------------------------------------------------------------------------

As with any investment, you should consider how your investment in a Fund will be taxed.

The following summary of federal income tax consequences is based on current tax laws and regulations, which may be changed by legislative, judicial, or administrative action. No attempt has been made to present a detailed explanation of the federal, state, or local income tax treatment of the Funds or their shareholders. Accordingly, you are urged to consult your tax adviser regarding specific questions as to federal, state, and local income taxes. State and local tax consequences of an investment in a Fund may differ from the federal income tax consequences described below. Additional information concerning taxes is set forth in the SAI.

- TAXES You must pay taxes on your Fund's earnings, whether you take your payments in cash or additional shares.

TAX STATUS OF THE FUNDS

Each Fund is treated as a separate entity for federal income tax purposes and is not combined with the Group's other portfolios. Each Fund intends to continue to qualify for the special tax treatment afforded regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the Code), so as to be relieved of federal income tax on net investment company taxable income and net capital gains (the excess of net long-term capital gain over net short-term capital losses) distributed to shareholders.

- DISTRIBUTIONS The Funds distribute income dividends and capital gains. Income dividends represent the earnings from a Fund's investments; capital gains distributions occur when investments are sold for more than the original purchase price.

TAX STATUS OF DISTRIBUTIONS

Each Fund will distribute substantially all of its net investment income (including net short-term capital gains) and net capital gain to shareholders. Distributions of net capital gains are taxable to shareholders as long-term capital gains, regardless of the length of time you have owned shares in the Fund. Each Fund will make annual reports to shareholders of the federal income tax status of all distributions. Each Fund intends to make sufficient distributions prior to the end of each calendar year to avoid liability for federal excise tax. Dividends declared by a Fund in October, November, or December of any year and payable to shareholders of record on a date in such a month will be deemed to have been paid by the Fund and received by the shareholders on December 31 of that year if paid by a Fund at any time during the following January.

Sale, exchange, or redemption of a Fund's shares is a taxable transaction to the shareholder.

Because dividends paid by foreign corporations do not qualify for the dividends-received deduction, distributions paid by the International Fixed Income Fund generally will not qualify for the dividends-received deduction. Taxes may be imposed on the International Fixed Income Fund by foreign countries with respect to income received on foreign securities. If more than 50% of the value of the International Fixed Income Fund's assets as the close of its taxable year consists of stocks or securities of foreign corporations and if the International Fixed Income Fund qualifies for taxation as a regulated investment company under the Code, the International Fixed Income Fund may elect to treat foreign taxes it has paid as having been paid by its investors. In this case, investors generally will be required to include in income their pro rata share of such taxes, but will then be entitled to claim a credit or deduction for their share of such taxes. However, a particular investor's ability to utilize such a credit will be subject to certain limitations imposed by the Code. If the International Fixed Income Fund elects to "pass through" any foreign taxes to its investors, it will notify the investors annually of their proportionate share of such foreign taxes and the portion of each dividend that represents income derived from foreign sources.

ADDITIONAL INFORMATION ABOUT DOING BUSINESS WITH THE GROUP

-------------------------------------------------------------------------------

BUSINESS DAYS

You may buy, sell, or exchange shares on days on which the New York Stock Exchange is open for business (a Business Day). However, shares cannot be purchased or redeemed by Federal Reserve wire on Federal holidays restricting wire transfers.

All purchase, exchange, and redemption requests received in "good order" will be effective as of the Business Day as long as the Transfer Agent receives the order (and payment, if a purchase request) before 4:00 p.m. Eastern Time. If an exchange request is received by the Transfer Agent after 4:00 p.m. Eastern Time, the exchange request will not be effective until the next Business Day.

MINIMUM INVESTMENTS

The minimum initial investment in a Fund is $2,500 ($500 for purchases made in connection with Individual Retirement Accounts (IRAs)). All subsequent purchases must be at least $100. The minimum investment may be waived if the purchases are made in connection with IRAs, Keoghs, gifts to minors, payroll deduction programs, or similar plans or upon due notice from the Distributor. Each Fund reserves the right to reject a purchase order in whole or in part.

MAINTAINING A MINIMUM ACCOUNT BALANCE

Due to the relatively high costs of handling small investments, each Fund reserves the right to redeem your shares at net asset value if, because of redemptions, your account in a Fund has a value of less than the minimum initial purchase amount (normally $2,500; $500 for purchases made in connection with IRAs). Accordingly, if you purchase shares of a Fund in only the minimum investment amount, you may be subject to involuntary redemption if you redeem any shares. Before a Fund exercises its right to redeem your shares, you will be given notice that the value of the shares in your account is less than the minimum amount and you will be allowed 60 days to make an additional investment in the Fund in an amount which will increase the value of the account to at least the minimum amount. Shares will not be redeemed involuntarily as a result of a decline in account value due to a decline in net asset value alone.

At various times, a Fund may be requested to redeem shares for which it has not yet received good payment. In such circumstances, the Group may withhold redemption proceeds until the Group knows that your check has cleared (but not more than 15 days). The Funds intend to pay cash for all shares redeemed, but under abnormal conditions that make payment in cash unwise, payment may be made wholly or partly in portfolio securities with a market value equal to the redemption price. In such cases, you may incur brokerage costs in converting such securities to cash.

NET ASSET VALUE

An order to buy shares will be executed at a per share price equal to the net asset value next determined after the receipt of the purchase order by the Transfer Agent plus any applicable sales charge (the offering price). Net asset value per share is determined as of the close of business of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on any Business Day. Payment to shareholders for shares redeemed will be made within 7 days after receipt by the Transfer Agent of the redemption order. However, to the greatest extent possible, requests from shareholders for next day payments upon redemption of shares will be honored if received by the Transfer Agent before 4:00 p.m. Eastern Time on a Business Day.

HOW THE NET ASSET VALUE IS DETERMINED

The net asset value per share of each Fund is calculated by adding up the value of the Fund's investments, cash, and other assets, subtracting its liabilities, and then dividing the result by the number of outstanding shares of the Fund.

Portfolio securities are valued on the basis of market quotations. If market quotations are not available, the securities will be valued by a method which the Group's Trustees believe accurately reflects fair value. Debt securities with remaining maturities of 60 days or less will be valued in accordance with the amortized cost method where the Group's Trustees determine that amortized cost is fair value. Foreign securities are valued based on quotations from the primary market in which they are traded. These quotations are translated from the local currency into U.S. dollars using current exchange rates.

TELEPHONE INSTRUCTIONS

Redemption orders may be placed by telephone. Neither the Group nor the Transfer Agent will be responsible for any loss, liability, cost, or expense for acting upon telephone instructions that it reasonably believes to be genuine. The Group and the Transfer Agent will each employ reasonable procedures to confirm that instructions communicated by telephone are genuine, including requiring a form of personal identification prior to acting upon instructions received by telephone and recording telephone instructions. If market conditions are extraordinarily active, or other extraordinary circumstances exist, and you experience difficulties placing redemption orders by telephone, you may wish to consider placing your order by other means.

GENERAL INFORMATION

-------------------------------------------------------------------------------

THE GROUP

The Compass Capital Group of Funds was organized as a Massachusetts business trust under a Declaration of Trust dated October 1, 1987. Additional information pertaining to the Group may be obtained by writing to SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087-1658 or by calling 1-800-451-8371.

The Group pays its expenses, including fees of its service providers, audit and legal expenses, expenses of preparing prospectuses, proxy solicitation material and reports to shareholders, costs of custodial services and registering the shares under federal and state securities laws, pricing, insurance expenses, litigation and other extraordinary expenses, brokerage costs, interest charges, taxes, and organization expenses. See "Financial Highlights" on page 5 for more information regarding the Group's expenses.

TRUSTEES OF THE GROUP

The management and affairs of the Group are supervised by the Trustees under the laws of the Commonwealth of Massachusetts. The Trustees have approved contracts under which, as described above, certain companies provide essential management services to the Group.

VOTING RIGHTS

Each share held entitles the shareholder of record to one vote, and a fractional share entitles the shareholder to a proportionate fractional vote. Shareholders will vote in the aggregate and not by Fund except as otherwise expressly required by law. Each Fund will vote separately on matters relating solely to that Fund. As a Massachusetts business trust, the Group is not required to hold annual meetings of shareholders, but shareholders have the right to call a meeting to elect or remove one or more of the Trustees of the Group or to be assisted by the Trustees in communicating with other shareholders of the Group.

CONTROLLING PERSONS

The Group believes that as of April 7, 1995 Midlantic (499 Thornall Street, Edison, NJ 08818) owned of record substantially all of the shares of each of the Short/Intermediate, Fixed Income, and International Fixed Income Funds, and that, as of the same date, Midlantic possessed, on behalf of its underlying accounts, voting or investment power with respect to 17%, 29%, and 40% of the shares of Short/Intermediate, Fixed Income, and International Fixed Income Funds, respectively. As a consequence, Midlantic may be deemed to be a "controlling person" of each Fund except the Short/Intermediate Fund within the meaning of the 1940 Act.

REPORTING

The Group issues unaudited financial information semiannually and audited financial statements annually. The Group furnishes proxy statements and other reports to shareholders of record.

SHAREHOLDER INQUIRIES

Shareholder inquiries should be directed to the Transfer Agent, State Street Bank & Trust Company, P.O. Box 8519, Boston, MA 02266-8519 or may be made by calling 1-800-451-8371.

DIVIDENDS

Net investment income of each Fund, except for the International Fixed Income Fund, is declared and paid monthly as a dividend to shareholders at the close of business on or about the last Business Day of each month. Net investment income of the International Fixed Income Fund is declared and paid twice annually as a dividend to shareholders. Net short-term and long-term capital gain income of each Fund is distributed at least annually. You will automatically receive all investment income dividends and capital gains distributions in additional full and fractional shares at net asset value as of the date of payment, unless you elect to receive dividends or distributions in cash. Such election, or any revocation thereof, must be made in writing to the Transfer Agent and will become effective with respect to dividends and distributions having record dates after its receipt by the Transfer Agent. Dividends and distributions paid in additional shares receive the same tax treatment as dividends and distributions paid in cash.

COUNSEL AND INDEPENDENT ACCOUNTANTS

Morgan, Lewis & Bockius serves as counsel to the Group. Coopers & Lybrand L.L.P. serves as the independent accountants of the Group.

CUSTODIAN AND TRANSFER AGENT

Citibank, N.A., 111 Wall Street, New York, NY 10005 (the Custodian), serves as custodian of the Group's assets. The Custodian holds cash, securities, and other assets of the Group as required by the 1940 Act. State Street Bank & Trust Company, P.O. Box 8519, Boston, MA 02266-8519, serves as transfer agent for each Fund.

DESCRIPTION OF PERMITTED INVESTMENTS

-------------------------------------------------------------------------------

The following is a description of the permitted investments and investment practices for the Funds.

ASSET-BACKED SECURITIES -- Asset-backed securities are securities secured by non-mortgage assets such as company receivables, truck and auto loans, leases, and credit card receivables. Such securities are generally issued as pass-through certificates, which represent undivided fractional ownership interests in the underlying pools of assets. Such securities also may be debt instruments, which are also known as collateralized obligations and are generally issued as the debt of a special purpose entity, such as a trust, organized solely for the purpose of owning such assets and issuing such debt.

Asset-backed securities are not issued or guaranteed by the U.S. Government or its agencies or instrumentalities; however, the payment of principal and interest on such obligations may be guaranteed up to certain amounts and for a certain period by a letter of credit issued by a financial institution (such as a bank or insurance company) unaffiliated with the issuers of such securities. The purchase of asset-backed securities raises risk considerations peculiar to the financing of the instruments underlying such securities. For example, there is a risk that another party could acquire an interest in the obligations superior to that of the holders of the asset-backed securities. There also is the possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on those securities. Asset-backed securities entail prepayment risk, which may vary depending on the type of asset, but is generally less than the prepayment risk associated with mortgage-backed securities. In addition, credit card receivables are unsecured obligations of the card holder.

The market for asset-backed securities is at a relatively early stage of development. Accordingly, there may be a limited secondary market for such securities.

BANKERS' ACCEPTANCES -- Bankers' acceptances are bills of exchange or time drafts drawn on and accepted by a commercial bank. Bankers' acceptances are used by corporations to finance the shipment and storage of goods. Maturities are generally six months or less.

CERTIFICATES OF DEPOSIT -- Certificates of deposit are interest bearing instruments with a specific maturity. They are issued by banks and savings and loan institutions in exchange for the deposit of funds and normally can be traded in the secondary market prior to maturity. Certificates of deposit with penalties for early withdrawal will be considered illiquid.

COMMERCIAL PAPER -- Commercial paper is a term used to describe unsecured short-term promissory notes issued by banks, municipalities, corporations, and other entities. Maturities on these issues vary from a few to 270 days.

CONVERTIBLE SECURITIES -- Convertible securities are corporate securities that are exchangeable for a set number of another security at a prestated price. Convertible securities typically have characteristics similar to both fixed income and equity securities. Because of the conversion feature, the market value of a convertible security tends to move with the market value of the underlying stock. The value of a convertible security is also affected by prevailing interest rates, the credit quality of the issuer, and any call provisions.

DEMAND INSTRUMENTS -- Certain instruments may entail a demand feature which permits the holder to demand payment of the principal amount of the instrument. Demand instruments include variable amount and variable rate demand notes.

EQUIPMENT LEASE AND TRUST CERTIFICATES -- Equipment lease and trust certificates are bonds, usually issued by a transportation company such as a railroad or shipping line, used to pay for new equipment. The certificate gives the bondholder the first right to the equipment in the event that interest and principal are not paid when due. Title to the equipment is held in the name of the trustee, usually a bank, until the bond is paid off.

EURODOLLAR AND YANKEE BANK OBLIGATIONS -- Eurodollar bank obligations are U.S. dollar-denominated certificates of deposit or time deposits issued outside the United States by foreign branches of U.S. banks or by foreign banks. Yankee bank obligations are U.S. dollar denominated obligations issued in the United States by foreign banks.

FIXED INCOME SECURITIES -- Fixed income securities are debt obligations issued by corporations, municipalities, and other borrowers.

FORWARD FOREIGN CURRENCY CONTRACTS -- A forward contract involves an obligation to purchase or sell a specific currency amount at a future date, agreed upon by the parties, at a price set at the time of the contract. A Fund may also enter into a contract to sell, for a fixed amount of U.S. dollars or other appropriate currency, the amount of foreign currency approximating the value of some or all of the Fund's securities denominated in such foreign currency.

At the maturity of a forward contract, a Fund may either sell a portfolio security and make delivery of the foreign currency, or it may retain the security and terminate its contractual obligation to deliver the foreign currency by purchasing an "offsetting" contract with the same currency trader, obligating it to purchase, on the same maturity date, the same amount of the foreign currency. A Fund may realize a gain or loss from currency transactions.

FUTURES AND OPTIONS ON FUTURES -- Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a specific security at a specified future time and at a specified price. An option on a futures contract gives the purchaser the right, in exchange for a premium, to assume a position in a futures contract at a specified exercise price during the term of the option. Stock index futures are futures contracts for various stock indices that are traded on registered securities exchanges. A stock index futures contract obligates the seller to deliver (and the purchaser to take) an amount of cash equal to a specific dollar amount times the difference between the value of a specific stock index at the close of the last trading day of the contract and the price at which the agreement is made. A Fund may use futures contracts and related options for bona fide hedging purposes, to offset changes in the value of securities held or expected to be acquired or be disposed of, to minimize fluctuations in foreign currencies, or to gain exposure to a particular market or instrument. A Fund will minimize the risk that it will be unable to close out a futures contract by only entering into futures contracts which are traded on national futures exchanges.

Risk Factors. Risks associated with these activities include: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets, and movements in interest rates, (2) there may be an imperfect or no correlation between the changes in market value of the securities held by a Fund and the prices of futures and options on futures, (3) there may not be a liquid secondary market for a futures contract or option, (4) trading restrictions or limitations may be imposed by an exchange, and (5) government regulations may restrict trading in futures contracts and futures options.

MORTGAGE-BACKED SECURITIES -- Mortgage-backed securities are instruments that entitle the holder to a share of all interest and principal payments from mortgages underlying the security. The mortgages backing these securities include conventional thirty-year fixed-rate mortgages, graduated payment mortgages, and adjustable rate mortgages. During periods of declining interest rates, prepayment of mortgages underlying mortgage-backed securities can be expected to accelerate. Prepayment of mortgages which underlie securities purchased at a premium often results in capital losses, while prepayment of mortgages purchased at a discount often results in capital gains. Because of these unpredictable prepayment characteristics, it is often not possible to predict accurately the average life or realized yield of a particular issue.

Collateralized Mortgage Obligations (CMOs): CMOs are debt obligations or multiclass pass-through certificates issued by agencies or instrumentalities of the U.S. Government, or by private originators or investors in mortgage loans. In a CMO, series of bonds or certificates are usually issued in multiple classes. Principal and interest paid on the underlying mortgage assets may be allocated among the several classes of a series of a CMO in a variety of ways. Each class of a CMO, often referred to as a "tranche," is issued with a specific fixed or floating coupon rate and has a stated maturity or final distribution date. Principal payments on the underlying mortgage assets may cause CMOs to be retired substantially earlier then their stated maturities or final distribution dates, resulting in a loss of all or part of any premium paid.

OPTIONS -- A put option gives the purchaser of the option the right to sell, and the writer of the option the obligation to buy, the underlying security or commodity at any time during the option period. A call option gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The initial purchase (sale) of an option contract is an "opening transaction." In order to close out an option position, a Fund may enter into a "closing transaction," which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened. The ability of a Fund to enter into closing transactions depends upon the existence of a liquid secondary market for such transactions.

A Fund may purchase put and call options on securities to protect against a decline in the market value of the securities in its portfolio or to protect against an increase in the cost of securities that the Fund may seek to purchase in the future. A Fund purchasing put and call options pays a premium therefor. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. If price movements in the underlying securities are such that exercise of the options would not be profitable for the Fund, loss of the premium paid may be offset by an increase in the value of the Fund's securities or by a decrease in the cost of acquisition of securities by the Fund.

A Fund may write covered put and call options on securities as a means of increasing the yield on its portfolio and as a means of providing limited protection against decreases in its market value. When a Fund writes an option, if the underlying securities do not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised and the Fund will realize as profit the premium received for such option. When a call option written by a Fund is exercised, the Fund will not participate in any increase in the price of such securities above the exercise price. When a put option written by a Fund is exercised, the Fund will be required to purchase the underlying securities at a price, in excess of the market value of such securities.

An International Fund also may purchase and write put and call options on foreign currencies to manage its exposure to exchange rates. Call options on foreign currency written by a Fund will be "covered," which means that the Fund will own an equal amount of the underlying foreign currency. When a Fund writes a put option on foreign currencies, it will establish a segregated account containing cash or liquid, high grade debt securities with its custodian in an amount at least equal to the amount the Fund would be required to pay upon exercise of the put.

All options written on indices must be covered. When a Fund writes an option on an index, it will establish a segregated account containing cash or liquid, high grade debt securities with its custodian in an amount at least equal to the market value of the option and will maintain the account while the option is open or will otherwise cover the transaction.

A Fund may purchase and write options on an exchange or over-the-counter. Over-the-counter options (OTC options) differ from exchange-traded options in several respects. They are transacted directly with dealers and not with a clearing corporation, and therefore entail the risk of non-performance by the dealer. OTC options are available for a greater variety of securities and for a wider range of expiration dates and exercise prices than are available for exchange-traded options. Because OTC options are not traded on an exchange, pricing is done normally by reference to information from a market maker. It is the position of the Securities and Exchange Commission that OTC options are illiquid.

Risk Factors. Risks associated with options transactions include: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets, and movements in interest rates; (2) there may be an imperfect correlation between the movement in prices of options and the securities underlying them; (3) there may not be a liquid secondary market for options; and (4) while a

Fund will receive a premium when it writes covered call options, it may not participate fully in a rise in the market value of the underlying security.

REPURCHASE AGREEMENTS -- Repurchase agreements are agreements by which a Fund obtains a security and simultaneously commits to return the security to the seller at an agreed upon price on an agreed upon date within a number of days from the date of purchase. The custodian will hold the security as collateral for the repurchase agreement. A Fund bears a risk of loss in the event the other party defaults on its obligations and the Fund is delayed or prevented from exercising its right to dispose of the collateral or if the Fund realizes a loss on the sale of the collateral. Repurchase agreements are considered loans under the Investment Company Act of 1940.

SECURITIES LENDING -- In order to generate additional income, a Fund may lend securities which it owns pursuant to agreements requiring that the loan be continuously secured by collateral consisting of cash or securities of the U.S. Government or its agencies equal to at least 100% of the market value of the securities lent. A Fund continues to receive interest on the securities lent while simultaneously earning interest on the investment of cash collateral. Collateral is marked to market daily. There may be risks of delay in recovery of the securities or even loss of rights in the collateral should the borrower of the securities fail financially or become insolvent.

TIME DEPOSITS -- Time deposits are non-negotiable receipts issued by a bank in exchange for the deposit of funds. Like a certificate of deposit, it earns a specified rate of interest over a definite period of time; however, it cannot be traded in the secondary market. Time deposits are considered to be illiquid securities.

U.S. GOVERNMENT AGENCIES -- Obligations issued or guaranteed by agencies of the U.S. Government, including, among others, the Federal Farm Credit Bank, the Federal Housing Administration, and the Small Business Administration, and obligations issued or guaranteed by instrumentalities of the U.S. Government, including, among others, the Federal Home Loan Mortgage Corporation, the Federal Land Banks, and the U.S. Postal Service. Some of these securities are supported by the full faith and credit of the U.S. Treasury (e.g., Government National Mortgage Association), others are supported by the right of the issuer to borrow from the Treasury (e.g., Federal Farm Credit Bank), while still others are supported only by the credit of the instrumentality (e.g., Federal National Mortgage Association). Guarantees of principal by agencies or instrumentalities of the U.S. Government may be a guarantee of payment at the maturity of the obligation so that in the event of a default prior to maturity there might not be a market and thus no means of realizing on the obligation prior to maturity. Guarantees as to the timely payment of principal and interest do not extend to the value or yield of these securities nor to the value of the Fund's shares.

WHEN-ISSUED AND DELAYED DELIVERY SECURITIES -- When-issued or delayed delivery basis transactions involve the purchase of an instrument with payment and delivery taking place in the future. Delivery of and payment for these securities may occur a month or more after the date of the purchase commitment. A Fund will maintain with the custodian a separate account with liquid high-grade debt securities or cash in an amount at least equal to these commitments. The interest rate realized on these securities is fixed as of the purchase date and no interest accrues to the Fund before settlement. These securities are subject to market fluctuation due to changes in market interest rates and it is possible that the market value at the time of settlement could be higher or lower than the purchase price if the general level of interest rates has changed. Although a Fund generally purchases securities on a when-issued or forward commitment basis with the intention of actually acquiring securities for its portfolio, a Fund may dispose of a when-issued security or forward commitment prior to settlement if it deems appropriate.

Additional information on other permitted investments can be found in the SAI.

------------------------------------------------------------------------------

COMPASS FUNDS(R)



INVESTMENT ADVISER
Midlantic Bank, N.A.
499 Thornall Street
P.O. Box 600
Edison, New Jersey 08818

SUB-INVESTMENT ADVISER
(INTERNATIONAL FIXED INCOME FUND)
Morgan Grenfell INvestment Services Limited
20 Finsbury Circus
London, England EC2M1NB

ADMINISTRATOR
SEI Financial Management Corporation
680 East Swedesford Road
Wayne, Pennsylvania 19087

DISTRIBUTOR
SEI Financial Services Company
680 East Swedesford Road
Wayne, Pennsylvania 19087

LEGAL COUNSEL
Morgan, Lewis & Bockius
2000 One Logan Square
Philadelphia, Pennsylvania 19103

AUDITORS
Coopers & Lybrand L.L.P.
2400 Eleven Pennsylvania Center
Philadelphia, Pennsylvania 19103




             THE COMPASS CAPITAL
              GROUP OF FUNDS(R)

        PERSON-TO-PERSON MUTUAL FUNDS


                   BOND
                   FUNDS


          - SHORT/INTERMEDIATE FUND
           - FIXED INCOME FUND
      - INTERNATIONAL FIXED INCOME FUND


           FOR CURRENT INCOME AND
        PRESERVATION OF CAPITAL FROM
          FIXED INCOME INVESTMENTS

             PROSPECTUS DATED
               JULY 1, 1995


                Managed by
             [MIDLANTIC LOGO]



Midlantic is a registered service mark of Midlantic Corporation

COM-F-005-09


------------------------------------------------------------------------------